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                                                                       EXHIBIT 1



                       SAFEGUARD HEALTH ENTERPRISES, INC.
                      FIRST WAIVER AND AMENDMENT AGREEMENT
                                       TO
                             NOTE PURCHASE AGREEMENT

         THIS FIRST WAIVER AND AMENDMENT AGREEMENT (the "First Waiver") is entered into as of May 28, 1999 among SafeGuard Health Enterprises, Inc. (the "Company") and the institutional investors party hereto (the "Purchasers"). The Purchasers are collectively the holders of $32,500,000 in aggregate principal amount of the Company's 7.91% Senior Notes due September 30, 2005 (the "Notes") issued pursuant to a Note Purchase Agreement dated as of September 30, 1997 (the "Note Agreement").

         The Company has advised the Purchasers that it is not currently in compliance with certain of its covenants set forth in the Note Agreement and the Notes. The Company has requested that the Purchasers waive all Defaults and Events of Default under the Note Agreement and the Notes through the date hereof.

         NOW, THEREFORE, the parties agree:

         1. DEFINITIONS. Capitalized terms not otherwise defined in this Agreement have the meanings given therefor in the Note Agreement.

         2. AMENDMENTS TO NOTE AGREEMENT. Upon the Effective Date, the Note Agreement is hereby amended as follows:

                (a) Interest Rate. Paragraph 1A of the Note Agreement and the Notes are amended to reflect the following:

                       (i) Accrued interest due and payable on the Notes on March 30, 1999 and not then paid shall not accrue interest at the default rate specified in paragraph 1A of the Note Agreement.

                       (ii) Subject to clauses (A) and (B) below, from and after the Effective Date, the Notes shall bear interest on the unpaid principal balance until the principal shall have become due and payable at the annual rate of 9.91%.

                           (A) If the Company executes a definitive agreement
                with the Investor Group for the acquisition of debt and equity of the Company which upon consummation would result in sufficient proceeds to the Company to permit the Company to repay, at par, (and requiring the Company to so repay) the outstanding principal balance of the Notes together with all accrued interest on the Notes and the outstanding principal amounts of the Credit Extension (as defined in the SVB Credit Agreement) under the SVB Credit Agreement together with all accrued interest thereon (such definitive agreement, the "Investors Purchase Agreement"), then from and after the date such Investors Purchase Agreement is executed by all parties thereto, subject

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                to clause (B) below, interest will accrue on the unpaid
                principal balance of the Notes not yet due at the annual rate of 8.91%

                               (B) If the transactions contemplated by the
                Investors Purchase Agreement are thereafter approved by the shareholders of the Company, then from and after the date of such shareholder approval, interest will accrue on the unpaid principal balance of the Notes at the annual rate of 7.91%.

                       (iii) From and after the Effective Date, overdue principal, overdue Make Whole Amount and, to the extent permitted by law, overdue interest on the Notes shall bear interest at an annual rate which is 200 basis points over the then applicable rate of interest under the Notes for principal not overdue.

                (b) Interest Payments. All accrued interest on the Notes shall continue to be due and payable in arrears on September 30 and March 30 of each year provided, on September 30, 1999 the Company shall be required to pay accrued and unpaid interest on the Notes only up to an amount equal to the amount of interest that would have accrued on the Notes if the interest rate on the Notes for principal not yet due had remained at the annual rate of 7.91%. The amount of accrued and unpaid interest on the Notes through September 30, 1999 not required to be paid on September 30, 1999 (the "Deferred Interest") shall be due and payable on the sooner of (x) the date the Notes are repaid in full pursuant to paragraph 4A(1) or (y) January 29, 2000 and no interest shall accrue on the Deferred Interest if paid when due.

                (c) Repayments of Principal.

                       (i) Paragraph 4A of the Note Agreement is renamed "PREPAYMENT OF NOTES".

                       (ii) The existing paragraph 4A of the Note Agreement is renumbered paragraph 4A(1) and is amended and restated in its entirety as follows:

                 "4A(1) OPTIONAL PREPAYMENT OF NOTES AT ANY TIME. The Company may prepay the Notes in full at any time or in part from time to time (provided that any partial prepayment shall be of at least $100,000 in aggregate principal amount or a larger principal amount which is an integral multiple of $100,000), at 100% of the principal amount so prepaid, plus interest accrued thereon to the Settlement Date and, unless such prepayment is a prepayment in full of the outstanding principal balance of the Notes together with all accrued interest on or before December 31, 1999, the Make Whole Amount. The Company shall give each Holder irrevocable written notice of any prepayment to be made pursuant to this PARAGRAPH 4A(1) at least 30 days, and not more than 60 days, prior to the Settlement Date, (i) specifying the Settlement Date and the Called Principal of the Notes held by each such Holder, (ii) stating that such prepayment is to be made pursuant to this PARAGRAPH 4A(1), (iii) stating the amount of interest to be paid on the Settlement Date with respect to such Called Principal and (iv) providing an estimate of the Make Whole Amount payable on the Called Principal of such Holder's Notes (calculated as if the date of such notice were the date of prepayment) and


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         setting forth the details of such computation. Not later than the close of business on the second Business Day prior to the Settlement Date, the Company shall deliver to the Holder of each Note being prepaid an Officers' Certificate setting forth in detail the calculations used in determining whether a Make Whole Amount is payable on such prepayment and the amount of such Make Whole Amount.

                Notwithstanding anything in this PARAGRAPH 4A(1) or this Agreement to the contrary, no Make Whole Amount and (except as otherwise provided in the First Waiver) no Expenses that may be due under this Agreement, shall be due in connection with a prepayment of the outstanding principal balance of the Notes together with all accrued interest on or before December 31, 1999, provided, the Expenses of the Holders up to a maximum of $60,000 shall be due if and only if an Event of Default has occurred and is continuing as a result of: (i) the Company's nonpayment of the principal amount of the Notes when due;
         (ii) the Company's nonpayment of interest on principal amount of the Notes when due; or (iii) an Event of Default with respect to the Company or a material Subsidiary under PARAGRAPH 7A(viii)(b), (c) OR(d), PARAGRAPH 7A(ix) or PARAGRAPH 7A(x). In connection with a prepayment pursuant to the preceding sentence, the Company shall give each Holder such notice as it receives under the Investors Purchase Agreement, but shall not be obliged to comply with the requirements of the last two sentences of the above paragraph.

                       (iii) The following paragraph 4A(2) is added to the Note Agreement immediately after paragraph 4A(1):

                "4A(2) MANDATORY PREPAYMENT. Upon a disposition permitted by PARAGRAPH 6C(3)(v) the Company shall prepay the Notes in the aggregate principal amount required to be prepaid pursuant to such PARAGRAPH 6C(3)(v) and upon the receipt of the 1998 Tax Refund the Company shall prepay the Notes in the aggregate principal amount required to be prepaid pursuant to PARAGRAPH 5R. Notwithstanding anything in this Agreement to the contrary, no Make Whole Amount shall be payable in connection with any prepayment of Notes required by this PARAGRAPH 4A(2)."

                (d) Reporting. The following clauses (ix), (x) and (xi) are added to paragraph 5A of the Note Agreement:

                "(ix) Promptly, and in any event within 5 days after any Senior Officer obtains knowledge of the existence thereof, the Company will provide each Holder with copies of any notice of intent to audit received from any regulatory authority; correspondence from any regulator questioning any financial reports and any notices of default under any statutory and regulatory regime; notices of termination of authority from any regulatory authority and any Company responses to any of the foregoing.

                (x) On or before the last Business Day of each month, Company will provide each Holder the prior month's consolidated balance sheet and consolidated income statement for the Consolidated Group prepared in accordance with GAAP.



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                (xi) On or before Friday of each week commencing with Friday,
         May 28, 1999, the Company will provide each Holder with a consolidated twenty-six (26) week rolling cash flow report, which shall include a comparison of the budget for the prior week and the actual results for the prior week."

                (e) Other Affirmative Covenants. The following paragraphs 5M, 5N, 5O, 5P, 5Q, 5R and 5S are added to the Note Agreement:

                "5M. CHIEF FINANCIAL OFFICER, OUTSIDE CONSULTANT. On or before the end of the second week following the Effective Date, the Company will retain an executive search firm to identify candidates for the position of chief financial officer. The Company will use its best efforts to hire a chief financial officer. On or before the end of the second week following the Effective Date, the Company will retain an outside consultant with healthcare experience, to provide the Company with financial reporting and financial analysis support. The consultant will be employed by Company until the Company hires a new chief financial officer.

                5N. SALE OF PCD NOTES. The Company shall use reasonable efforts to cause the PCD Notes to be offered for sale and if sold, Borrower shall use reasonable efforts to cause, subject to applicable regulatory approval, within thirty (30) days of such a sale, the Guards PCD Notes Proceeds to be received by the Company as a result of a transfer, distribution, loan or dividend from Guards to the Company; provided, however, Borrower shall have no obligation to sell the PCD Notes, in whole or in part, for less than the Minimum Release Price unless SVB, Purchasers and the Collateral Agent consent in writing to a sale of the PCD Notes, in whole or in part, for less than the Minimum Release Price.

                5O. SALE OF OTHER NOTES. The Company shall use reasonable efforts to cause the Other Notes to be offered for sale and if sold, the Company shall use reasonable efforts to cause, subject to applicable regulatory approval, within thirty (30) days of such a sale, the Other Notes Proceeds to be received by the Company as a result of a transfer, distribution, loan or dividend from Guards to the Company; provided, however, Borrower shall have no obligation to sell the Other Notes, in whole or in part, for less than the Minimum Release Price unless SVB, Purchasers and the Collateral Agent consent in writing to a sale of the Other Notes, in whole or in part, for less than the Minimum Release Price.

                5P. TRANSFER OF GUARDS' PCD NOTES. After the Closing Date, the Company will use reasonable efforts under the facts and circumstances then presented, including, without limitation, whether it is appropriate to the financial affairs of the Company and its Subsidiaries to attempt to obtain regulatory approval for the transfer to the Company of the PCD Notes or the Other Notes made payable to Guards, to attempt to obtain regulatory approval of such a transfer. If the Company obtains such regulatory approval, upon the receipt by the Company of the PCD Notes or the Other Notes made payable to Guards, the Company will deliver such notes to the Collateral Agent, endorsed to the Collateral Agent as security, and such notes will constitute Collateral hereunder.



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                5Q. SECURITY. As security for the payments provided for in
         PARAGRAPH 6C(3)(v), the Company grants to the Holders a security interest in the following:

                (i) The Anaheim Property, subordinated to the interest in the Anaheim Property in favor of SafeHealth Life Insurance Company, a California corporation, in the amount of $2.5 million (the "SAFEHEALTH PRIORITY CLAIM"), which security interest will be evidenced by a first priority deed of trust on the Anaheim Property in favor of the Collateral Agent for the benefit of the Holders and SVB in accordance with the Intercreditor Agreement, in the form of Exhibit E (the "Deed of Trust");

                (ii) Any and all PCD Notes that are payable to the Company, which PCD Notes will be endorsed and delivered to the Collateral Agent for the benefit of the Holders and SVB in accordance with the Intercreditor Agreement; and

                (iii) The Pledged Collateral arising from the sale of the Anaheim Property, endorsed to the Collateral Agent for the benefit of Purchasers and SVB in accordance with the Intercreditor Agreement.

                5R. TAX REFUND. After payment of any amounts required to be paid therefrom pursuant to CLAUSE (C) of PARAGRAPH 6C(3)(v), upon receipt by the Company of any 1998 Tax Refund, the Company shall pay fifty (50%) of such amount to the Holders as a prepayment of outstanding principal of the Notes pursuant to PARAGRAPH 4A(2) and fifty (50%) of such amount to SVB as a prepayment of outstanding principal amounts of the Credit Extension under the SVB Credit Agreement in accordance with the SVB Credit Agreement.

                5S. PAYMENT OF EXPENSES. Not later than July 9, 1999, the Company shall reimburse the Purchasers for the reasonable fees, charges and disbursements of Nightingale Associates LLC, the outside consultants engaged by the Purchasers in connection with the First Waiver and incurred through the date hereof, in the amount of $200,000. On the sooner to occur of (x) the date the Notes are repaid in full pursuant to PARAGRAPH 4A(l) or (y) December 31, 1999, the Company shall reimburse the Purchasers an additional sum of $96,001.40 reflecting additional fees, charges and disbursements of Nightingale Associates LLC incurred through the date hereof, and no interest shall accrue or be due in connection with the payment of such additional amount.

         (f)    Financial Covenants.

                (i) Paragraph 6A(1) of the Note Agreement is amended and restated in its entirety and as follows:

                "6A(1). CONSOLIDATED NET WORTH. Consolidated Net Worth shall not, as of the last day of any fiscal quarter commencing with the fiscal quarter ending June 30, 1999, be less than $20,000,000 plus, if such amount is greater than zero, an amount equal to the sum of 50% of Consolidated Net Income for the period since December 31, 1998 taken as a single accounting



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         period. For the purposes of this PARAGRAPH 6A(1), Consolidated Net
         Worth shall be increased by (i) the aggregate amount of interest on the Notes then paid which, as a result of the First Waiver, is in excess of the amount of interest which would have been then been paid on the Notes if the Notes had continued to accrue interest on amounts not then due at an annual rate of 7.91% and by the aggregate amount of Deferred Interest and Deferred Current Interest (as those terms are defined in the SVB Credit Agreement) and (ii) the aggregate amount of expenses of the Holders incurred in connection with the First Waiver then paid by the Company pursuant to paragraph 5S of the Note Agreement and paragraph 5(f) of the First Waiver and by the Closing Expenses (as that term is defined in the SVB Credit Agreement)."

                (ii) Paragraph 6A(2) of the Note Agreement is hereby amended and restated in its entirety as follows:

                "6A(2). INTEREST EXPENSE COVERAGE. As of the last day of any fiscal quarter commencing with the fiscal quarter ending June 30, 1999, the ratio of (A) Consolidated EBITA to (B) Consolidated Interest Expense, measured for the four most recently ended fiscal quarters taken as a single accounting period, shall not be less than 1 to 1; provided, however for the fiscal quarter end June 30, 1999 the measuring period shall be the two most recently ended fiscal quarters taken as a single accounting period and for the fiscal quarter end September 31, 1999 the measuring period shall be the most recently ended three fiscal quarters, taken as a single accounting period. For the purposes of this PARAGRAPH 6A(2), Consolidated Interest Expense shall be reduced by the aggregate amount of interest paid on the Notes in such period which, as a result of the First Waiver, is in excess of the amount of interest which would have been paid on the Notes in such period if the Notes had continued to accrue interest on amounts not then due at an annual rate of 7.91% and by the aggregate amount of Deferred Interest and Deferred Current Interest due SVB and Consolidated EBITA shall be increased by the aggregate amount of expenses of the Holders incurred in connection with the First Waiver paid by the Company in such period pursuant to paragraph 5S of the Note Agreement and paragraph 5(f) of the First Waiver and by the Closing Expenses of SVB."

                (iii) Paragraph 6A(3) of the Note Agreement is hereby amended to change the reference in the paragraph 6A(3) from "60%" to "70%" and to add the following paragraph:

                "For the purposes of this PARAGRAPH 6A(3), Consolidated Total Capitalization will be reduced by the amount of any increase in Consolidated Net Worth after December 31, 1998 as a result of issuances of Equity Interests of the Company after December 31, 1998 and Consolidated Net Worth will be calculated as provided in PARAGRAPH 6A(1) provided nothing in this paragraph shall be construed to reduce Consolidated Total Capitalization as a result of the issuance of Equity Interests of the Company for Equity Interests of another Person as consideration for a merger or consolidation after the date of the First Waiver permitted by under PARAGRAPH 6C(3)."

                (iv) Paragraph 6A(4) of the Note Agreement is amended to add the following paragraph:



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                "Notwithstanding anything in this PARAGRAPH 6A(4) or this
         Agreement to the contrary, neither the Company nor any Subsidiary shall incur, create, issue, assume, guarantee or otherwise become liable in respect of any Priority Debt after the Effective Date other than (i) any extension, renewal or refinancing of the SVB Debt ("REFINANCING DEBT") provided (a) the principal amount of such Refinancing Debt shall not exceed the principal amount of SVB Debt outstanding at the time of such extension, renewal, or refinancing plus $500,000; (b) the terms and conditions of such Refinancing Debt shall not be more restrictive or burdensome on the Company or more disadvantageous to the Holders in any material respect than those in the SVB Credit Agreement and (c) the lender(s) under such Refinancing Debt shall become a party to the Intercreditor Agreement on the same terms and conditions as SVB; (ii) Priority Debt which could be incurred in compliance with PARAGRAPH 6A(3) and is secured by liens permitted under CLAUSE (ix) or (x) of PARAGRAPH 6C(1); and (iii) to the extent the obligations described in CLAUSES (i) through (iv) of PARAGRAPH 6C(1) would constitute Debt, Priority Debt which is secured by Liens permitted by such clauses."

                (v) The following PARAGRAPH 6A(5) is added to the Note
Agreement:

                "6A(5). SALE OF PCD NOTES AND/OR OTHER NOTES. For purposes of determining Borrower's compliance with the financial covenant tests set forth in PARAGRAPHS 6A(1), 6A(2) and 6A(3), if the PCD Notes or the Other Notes are sold, in whole or in part, (i) in compliance with the Minimum Release Price; or (ii) with the written consent of the Purchasers, SVB and the Collateral Agent, then the effect of such sale of the PCD Notes or Other Notes shall not be taken into account and the calculations and measurements required to determine Borrower's compliance with PARAGRAPHS 6A(1), 6A(2) and 6A(3) shall be made as if the PCD Notes or the Other Notes had not been sold."

         (g) Restricted Payments. The following paragraph is added to the end of paragraph 6B of the Note Agreement:

                "Notwithstanding anything to the contrary in this PARAGRAPH 6B or elsewhere in this Agreement, after the Effective Date the Company shall not declare, pay or make, directly or indirectly, any dividend, payment or other distribution to a holder of any Equity Interest of the Company (including any payment on account of the purchase, redemption, retirement or other acquisition, direct or indirect, of any Equity Interest)."

         (h) Liens. (i) The following paragraph is added to the end of paragraph 6C(1) of the Note Agreement:

         "Notwithstanding anything in this PARAGRAPH 6C(1) or elsewhere in this Agreement to the contrary, (x) the Company will not create, incur, assume or suffer to exist any Lien with respect to the Voting Stock of any Subsidiary of the Company and (y) in no event will the Company or any Subsidiary create or assume any Liens on their properties or assets or upon any income or profits therefrom or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its general creditors from and after



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         the Effective Date except (1) pursuant to clauses (i), (ii), (iii),
         (iv), (v), (ix) and (x) of this PARAGRAPH 6C(1); (2) in favor of the Holders; (3) in favor of SVB as contemplated by the SVB Amendment and the Intercreditor Agreement, (4) in favor of any Refinancing Debt permitted by clause (i) of the second paragraph of PARAGRAPH 6(A)4 provided any such Lien does not extend to any property other than that securing the SVB Debt as of the date such Refinancing Debt is incurred,
         (5) permitted by clause (ii) of the second paragraph of 6(A)4, (6) and any Lien resulting from renewing, extending or refinancing of the SVB Debt (if permitted under PARAGRAPH 6(A)4), provided that (a) such Lien does not extend to any other property, and (b) immediately after such extension, renewal or refunding, no Default or Event of Default would exist or could be reasonably anticipated to result therefrom and (7) any Lien resulting from renewing, extending or refinancing the Liens permitted by clauses (vii), (ix) or (x) of PARAGRAPH 6C(1), provided that (a) the principal amount of the Debt secured thereby is not increased or the maturity thereof accelerated, (b) such Lien does not extend to any other property, and (c) immediately after such extension, renewal or refunding, no Default or Event of Default would exist or could be reasonably anticipated to result therefrom ."

                (ii) SCHEDULE 6C(1) to the Note Agreement is deleted and
SCHEDULE 6(C)1 to this Agreement shall be substituted therefor.

         (i) Dispositions of Assets. PARAGRAPH 6C(3)(V) is deleted and the following is substituted therefor:

                "(v) (a) The Company may sell the Anaheim Property to Roberto Brutoco ("Buyer") on the terms set forth on SCHEDULE III or to another buyer on terms not less favorable to the Company; provided, upon the closing of the sale of the Anaheim Property, Company shall contemporaneously with such sale, after making the payments required by CLAUSE (c) of this PARAGRAPH 6C(3)(v): (1) cause fifty percent (50%) of the remaining cash proceeds from such sale to be paid to the Holders as a prepayment of outstanding principal of the Notes pursuant to PARAGRAPH 4A(2) and fifty percent (50%) of the remaining cash proceeds from such sale to be paid to SVB as a prepayment of outstanding principal amounts of the Credit Extension under the SVB Credit Agreement; and (2) endorse and deliver to the Collateral Agent, as additional Collateral under the Intercreditor Agreement, the promissory note of Buyer in the amount of $500,000 to be received as proceeds from such sale, or if such sale is to a buyer other than Buyer, any non-cash proceeds from such sale (such note or non-cash proceeds, the "PLEDGED PROCEEDS"). All payments of principal and interest or other proceeds on any Pledged Proceeds will be paid directly to the Collateral Agent and distributed fifty percent (50%) to the Holders as a prepayment of outstanding principal of the Notes in accordance with PARAGRAPH 4A(2) and fifty percent (50%) to SVB as a prepayment of outstanding principal amounts of the Credit Extension under the SVB Credit Agreement; provided the first $2.5 million of cash proceeds (or cash and non-cash proceeds if cash proceeds are insufficient) from any sale of the Anaheim Property shall be used to satisfy the SafeHealth Priority Claim.

                (b) The Company and its Subsidiaries may sell, for fair value, all or any part of the Other Notes or PCD Notes provided, after the payments required by CLAUSE (c) of this



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
         PARAGRAPH 6C(c)(v), the Guards PCD Notes Proceeds, the Company PCD Notes Proceeds and the other Notes Proceeds, in each case actually received by the Company (whether as a result of a transfer, distribution, loan or dividend from Guards to the Company or otherwise); (2) shall be paid, upon receipt by the Company fifty percent (50%), to the Holders as a prepayment of outstanding principal of the Notes pursuant to PARAGRAPH 4A(2) and fifty percent (50%) to SVB as prepayment of outstanding principal amounts of the Credit Extension under the SVB Credit Agreement.

                (c) Notwithstanding anything to the contrary in CLAUSES (a) and
         (b) of this PARAGRAPH 6C(3)(v), Company shall pay to SVB the first $500,000 of cash proceeds available from the sale of the Anaheim Property (after satisfaction of the SafeHealth Priority Claim), the 1998 Tax Refund, the PCD Notes Proceeds or the Other Notes Proceeds as a prepayment of outstanding principal amounts of the Credit Extension under the SVB Debt in accordance with the SVB Credit Agreement.

         (j) Notices. Paragraph 11H of the Note Agreement is hereby amended to change the address of the Company to: SafeGuard Health Enterprises, Inc., 95 Enterprise, Aliso Viejo, CA 92656, Attn: Ronald I. Brendzel, Esq., Fax:
949-425-4586.

         (k) Definitions.

                (a) The following definition to the Note Agreement is amended and restated as follows:

                "TRANSACTION DOCUMENTS" means the Agreement, the Notes (including any allonges thereto), the First Waiver, the Warrants, the Intercreditor Agreement, the Deed of Trust, the Pledge Agreement and the Registration Rights Agreement.

                (b) The following definitions are added to paragraph 10 of the Note Agreement in the appropriate alphabetical order:

         "ANAHEIM PROPERTY" means the real property located at 505 North Euclid Street, Anaheim, California 92801.

         "COLLATERAL" has the meaning given in the Intercreditor Agreement.

         "COLLATERAL AGENT" means that Person identified in the Intercreditor Agreement as the Collateral Agent for the Holders and SVB.

         "COMPANY PCD NOTES PROCEEDS" means PCD Notes Proceeds from PCD Notes payable to the Company.

         "DEED OF TRUST" has the meaning given in PARAGRAPH 5Q.



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
         "EFFECTIVE DATE" means the date that the conditions to the effectiveness of the First Waiver set forth in Section 5 thereof were satisfied.

         "FIRST WAIVER DOCUMENTS" means the First Waiver, the Allonges, the Deed of Trust, the Pledge Agreement, Warrants and the Registration Rights Agreement and the Intercreditor Agreement.

         "GUARDS" means Guards Dental, Inc., a California corporation and a Subsidiary of the Company.

         "GUARDS PCD NOTES PROCEEDS" means PCD Notes Proceeds from PCD Notes payable to Guards.

         "INTERCREDITOR AGREEMENT" means that certain Intercreditor Agreement dated as of May 28, 1999 executed by the Purchasers, SVB, the Company and the Collateral Agreement as amended from time to time.

         "INVESTOR GROUP" means the financial group identified in writing by the Company to Purchasers, or such other financial group that consummates an Investors Purchase Agreement.

         "MINIMUM RELEASE PRICE" means with respect to sale of the PCD Notes or the Other Notes, net proceeds from a sale equal to either: (x) $5 million in the aggregate with respect to a sale of the PCD Notes and the Other Notes; or (y) with respect to a sale of one or more of the notes (each a "Sale Note") which comprise either the PCD Notes or the other Notes, thirty-four and six-tenths percent (34.6%) of the book value of the Sale Note.

         "OTHER NOTES" means those certain promissory notes identified in
SCHEDULE I in the original aggregate principal amount of $6,125,000.

         "OTHER NOTES PROCEEDS" means the net cash proceeds received from the sale of the Other Notes less the sum of: (x) such amount that, for regulatory purposes, is required to be retained by (or for the benefit of) SafeGuard Health Plans, Inc., a California corporation in light of its admitted assets; and (y) without duplication (with respect to clause (y) of the definition of PCD Notes Proceeds), $2.0 million minus the amount by which the PCD Notes Proceeds has then been reduced as a result of clause (y) of the definition PCD Notes Proceeds. Other Notes Proceeds shall not include amounts paid on account of principal or interest on the Other Notes.

         "PCD NOTES" means those certain promissory notes identified in SCHEDULE II in the original aggregate principal amount of $27,271,000.

         "PCD NOTES PROCEEDS" means the net cash proceeds received from the sale of the PCD Notes; provided, however, in the case of Guards PCD Notes Proceeds, such Guards PCD Notes Proceeds shall be reduced by the sum of: (x) such amount that, for regulatory purposes, is required to be retained by (or for the benefit of) SafeGuard Health Plans, Inc., a California corporation, in light of its admitted assets; and (y) without duplication (with respect to clause (y) of the definition of Other

Notes Proceeds), $2.0 million minus the amount by which the Other Notes Proceeds has then been reduced as a result of clause (y) of the definition of Other Notes Proceeds. PCD Notes Proceeds shall not include amounts paid on account of principal or interest on the PCD Notes.

         "PLEDGE AGREEMENT" means the Pledge Agreement dated May 28, 1999 among the Company and the Collateral Agent, as amended from time to time.

         "PLEDGED PROCEEDS" has the meaning given in PARAGRAPH 6C(3)(v).

         "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement between the Company and the Purchasers dated May 28, 1999, as amended from time to time.

         "SAFEHEALTH PRIORITY CLAIM" has the meaning specified in PARAGRAPH 5Q.

         "SVB" means Silicon Valley Bank.

         "SVB AMENDMENT" means the Amended and Restated Loan and Security Agreement by and between SVB as lender and the Company as borrower dated May 28, 1999.

         "SVB CREDIT AGREEMENT" means that certain Loan and Security Agreement by and between SVB as lender and the Company, as borrower, dated January 29, 1998, as amended by the Amendment to Loan and Security Agreement and Consent Agreement dated as of March 23, 1998, the Amendment to Loan and Security Agreement and Consent Agreement dated as of June 22, 1998, and the Amendment to Loan and Security Agreement and Consent Agreement, dated as of November 19, 1998 and, after the Effective Date, as amended and restated by the SVB Amendment.

         "1998 TAX REFUND" means any refund received by the Consolidated Group on account of amounts paid on its federal income tax liability for its 1998 fiscal year.

         "WARRANTS" means the Warrants for an aggregate of 382,000 shares of the Company's common stock, $.01 par value per share issued to the Purchasers on the Effective Date.

         (l) Schedules. SCHEDULES I, II and III in the form of SCHEDULES I, II and III to this Agreement are added to the Note Agreement.

         3. WAIVERS. On the Effective Date, the Purchasers hereby waive all Defaults and Events of Default under the Note Agreement and the Notes and all Defaults and Events of Default resulting from any default under the SVB Credit Agreement prior to the date hereof; provided such waiver shall not constitute a waiver of any Default or Event of Default first occurring on or after the date hereof under the Note Agreement, after giving effect to the amendments contemplated hereby and the SVB Amendment.

         4. REPRESENTATIONS AND WARRANTIES. The Company represents and warrants that:

                (a) ORGANIZATION, ETC.

                        (i) The Company and each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is qualified and in good standing in each jurisdiction in which it is required to be qualified to do business (other than those jurisdictions in which the failure to be so qualified, individually and in the aggregate, could not reasonably be expected to have a Material Adverse Effect) and has all requisite corporate power and authority to own, operate and lease its property and to carry on its business as now being conducted and which it proposes to conduct. The Company has all requisite power and authority to execute, deliver and perform each First Waiver Document and to issue and sell the Warrants and the shares of the Company's common stock issuable thereunder. SCHEDULE 4(a) correctly identifies the correct legal name, the jurisdiction of organization, the jurisdictions in which qualified to do business, the officers and directors of each Subsidiary and identifies those Subsidiaries which are "significant subsidiaries" within the meaning of Regulation S-X under the Exchange Act.

                        (ii) Each First Waiver Document has been duly authorized by all necessary corporate action on the part of the Company and has been (or will have been as of the Effective Date) duly executed and delivered by an authorized officer of the Company and constitutes (or will constitute upon execution thereof by the Company) the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

                (b) STOCK OWNERSHIP.

                        (i) All of the outstanding capital stock, or other equity interest, of each Subsidiary is validly issued, fully paid and non-assessable and is now owned and will be owned immediately prior to the Effective Date, of record and beneficially, in the amounts and by the Persons as set forth in SCHEDULE 4(b), free and clear of any Lien of any kind, except as set forth in SCHEDULE 4(b).

                        (ii) No Subsidiary is a party to, or otherwise subject to any legal restriction or any agreement (other than this Agreement and customary limitations imposed by corporate laws and statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or to any other Subsidiary of the Company.

                        (iii) Except as set forth in SCHEDULE 4(b), no Subsidiary has any outstanding rights, options, warrants or other agreements which would require it to issue any additional shares of its capital stock after the Effective Date.

                (c) ACTIONS PENDING. Other than the review currently being conducted by the California Department of Corporation and except for the letter from NASDAQ dated April 29, 1999, there are no actions, suits, investigations or proceedings pending, or to the knowledge of the Company threatened, against the Company or any Subsidiary, or any of their properties or rights, by or before any court, arbitrator or administrative body or other Governmental Authority other than those which individually and in the aggregate do not and are not reasonably expected to have a Material Adverse Effect.

                (d) TITLE TO PROPERTIES.

                        (i) The Company and each Subsidiary has good and marketable title to the real estate of which it is the record owner and the Company or a Subsidiary has good title to all of the properties and assets reflected in the most recent balance sheet for the Consolidated Group included in the Financial Statements or purported to have been acquired by them after such date (other than properties and assets disposed of since such date in the ordinary course of business), subject to no Lien of any kind except Liens permitted by PARAGRAPH 6C(1) of the Note Agreement;

                        (ii) The Company and each Subsidiary enjoys peaceful and undisturbed possession under all leases necessary in any material respect for the conduct of its businesses and all such leases are valid and subsisting and are in full force and effect; and

                        (iii) The Company and each Subsidiary owns or has the right to use (under agreements or licenses which are in full force and effect) all Intellectual Property necessary for it to conduct its business as currently conducted, without any known conflict with the rights of others. Neither the Company nor any Subsidiary to its knowledge is infringing upon any Intellectual Property owned by any other Person and there is no violation by any Person of any right of the Company or any Subsidiary with respect to any Intellectual Property owned or used by the Company or any Subsidiary which is Material.

                (e) TAX RETURNS AND PAYMENTS. The Company and each Subsidiary has filed all Federal, State, local and foreign income tax returns, franchise tax returns, real and personal property tax returns and other tax returns required by law to be filed by or on its behalf, or with respect to its properties or assets, and all Taxes, assessments and other governmental charges imposed upon the Company and any Subsidiary and the Company's or any Subsidiary's properties, assets, income or franchises which are due and payable have been paid, other than those presently being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as may be required by GAAP have been made and those the amount of which, individually and in the aggregate, are not Material. The charges, accruals and reserves on the books of the Consolidated Group in respect of Taxes for all fiscal periods are adequate and the Company knows of no unpaid assessment on the Company or any Subsidiary for additional Taxes for any period or any basis for any such assessment that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. No charges or Taxes will be imposed by any Governmental Authority on the Company or any Subsidiary on the execution, delivery or enforcement of the First Waiver Documents.

                (f) CONFLICTING AGREEMENTS AND OTHER MATTERS. Neither the Company nor any Subsidiary is in violation of any term of its charter or by-laws or other organizational documents, or in violation or breach of any term of any agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation (including any Environmental Law) to which it is a party or to which it is subject which default or violation (except for the letter from NASDAQ dated April 29, 1999), individually or in the aggregate, has or could reasonably be expected to have, a Material Adverse Effect. The execution and delivery of the First Waiver Documents and the offering, issuance and sale of the Warrants and the shares of the Company's common stock issuable thereunder and fulfillment of and compliance with the terms and provisions of the First Waiver Documents do not and will not
(i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws or similar organizational documentation, or any other agreement or instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties are bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

                (g) ERISA.

                        (i) The Company, each Subsidiary and each ERISA Affiliate has operated and administered each Plan operated and administered by it in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and are not reasonably expected to result in a Material Adverse Effect. Neither the Company, any Subsidiary nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company, any Subsidiary or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company, any Subsidiary or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

                        (ii) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan's most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan's most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term "benefit liabilities" has the meaning specified in section 4001 of ERISA and the terms "current value" and "present value" have the meaning specified in Section 3 of ERISA.

                        (iii) The Company, its Subsidiaries and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

                        (iv) The expected postretirement benefit obligation (determined as of the last day of the Company's most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 498B of the Code) of the Consolidated Group is not Material.

                (h) GOVERNMENTAL AND OTHER CONSENTS. Except for the consent of SVB, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority or any other Person (including without limitation, any creditor, lessor, or stockholder of the Company or any Subsidiary) is required in connection with the execution, delivery or performance by the Company of this Agreement or the other First Waiver Documents or the Company's offer, issuance and sale of the Warrants and the shares of the Company's common stock issuable thereunder.

                (i) ENVIRONMENTAL MATTERS. To the knowledge of the Company, there are no claims and the Company has not received any notice of any claim, and no proceeding has been instituted raising any claim, against the Company or any Subsidiary or any real properties now or formerly owned, leased or operated by the Company or any Subsidiary or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Except as otherwise disclosed in SCHEDULE 4(i) to this
Agreement:

                        (i) to the knowledge of the Company, there are no facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by the Company or any Subsidiary or relating to the Company's or any Subsidiary's other assets or their use, except, as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

                        (ii) neither the Company nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by the Company or any Subsidiary or disposed of any Hazardous Materials in violation of any Environmental Laws, except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and

                        (iii) all buildings and operations conducted on all real properties now owned, leased or operated by the Company or any Subsidiary are in compliance with applicable Environmental Laws, except where such failure to comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

                (j) LABOR RELATIONS. There is not now pending, or to the knowledge of the Company, threatened, any strike, work stoppage, work slow down, or material grievance or other material dispute between the Company or any Subsidiary and any bargaining unit or significant number of the Company's or such Subsidiary's employees.

                (k) FINANCIAL CONDITION. After giving effect to the transactions contemplated hereby, (i) the aggregate present fair saleable value of the assets of the Company will be greater than the amount that will be required to pay the probable liabilities of the Company on its debts, including contingent liabilities, as they become absolute and mature; (ii) the Company has (and has no reason to believe that it will not have) sufficient capital for the conduct of its business; and (iii) the Company does not intend to incur, or believe it has incurred, debts beyond its ability to pay as they mature.

                (l) DISCLOSURE. The First Waiver Documents and the other documents, certificates and statements furnished to the Purchasers by or on behalf of the Company or any Subsidiary in connection herewith do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. To the knowledge of the Company, there is no fact with respect to its business which is reasonably expected to have a Material Adverse Effect and which has not been described in this Agreement or otherwise disclosed in writing to the Purchasers by the Company.

                (m) STATUS UNDER CERTAIN FEDERAL STATUTES. Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, the Interstate Commerce Act, as amended, or the Federal Power Act, as amended. Neither the sale of the Notes hereunder nor the use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

                (n) EXISTING INDEBTEDNESS; FUTURE LIENS. SCHEDULE 4(n) sets forth a complete and correct list of all outstanding Debt which individually or in the aggregate to any single lender or group of lenders in a related transaction is in excess of $100,000 of the Company and each Subsidiary as of the Closing Date. Except as set forth on SCHEDULE 4(n) neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any such Debt of the Company and each Subsidiary and no event or condition exists with respect to any such Debt of the Company and each Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Debt to become due and payable before its stated maturity or before its regularly scheduled dates of payment. Neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by PARAGRAPH 6C(1) of the Note Agreement.

                (o) COMPLIANCE WITH LAWS, ETC. The Company and each Subsidiary are in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, the Occupational Safety and Health Act of 1970, as amended, ERISA and any Environmental Laws), and has in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of its properties or to the conduct of its businesses, in each case to the extent necessary to reasonably ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failure to have in effect such licenses, permits, franchises and other governmental authorizations do not, and could not reasonably expected to, individually and in the aggregate, have a Material Adverse Effect.

                (p) Since December 31, 1998 through the date hereof, neither the Company nor any Subsidiary has entered into any transaction that would have been prohibited by the amendments to the Note Agreement contemplated by Sections 2(g) and (h) hereof had such amendments then been in effect.

                (q) The representations and warranties set forth in PARAGRAPHS 8A(ii), 8I, 8N AND 8O of the Note Agreement were true and correct when made.

         5. CONDITIONS TO EFFECTIVENESS, DELIVERIES. The effectiveness of this Agreement is conditioned upon the concurrent delivery to the Purchasers:

                (a) Interest. By wire transfer of immediately available funds in accordance with the instructions set forth on Exhibit A to the Note Agreement, payment of $1,285,375 constituting all interest accrued on the Notes through March 30, 1999.

                (b) Warrants. Warrants in the form attached as EXHIBIT A for an aggregate of 382,000 shares of the Company's common stock, $.01 par value per share (collectively, the "WARRANTS"). Such Warrants are to be allocated among the Purchasers in proportion to the aggregate principal amount of the Notes held by each. Each Purchaser's Warrants shall be registered in such Purchaser's name or the name of its nominee as specified in Exhibit A to the Note Agreement.

                (c) Registration Rights Agreement. The Registration Rights Agreement in the form of EXHIBIT B.

                (d) Allonges to Notes. An allonge to each Purchasers Notes in the form of EXHIBIT C (collectively, the "ALLONGES").

                (e) Opinion of Counsel. An opinion of Ronald I. Brendzel, the Company's Senior Vice President and General Counsel as to (i) the legal existence and corporate power and authority of the Company, (ii) the due authorization, execution, delivery and enforceability the First Waiver Documents, (iii) the absence of conflicts with or creation of liens under applicable law in connection therewith and (iv) the absence of any required governmental consents in connection therewith, in form and substance satisfactory to the Purchasers.

                (f) Payment of Expenses. Payment of the reasonable fees, charges and disbursements of Sullivan & Worcester LLP and Orrick, Herrington & Sutcliff LLP, as set forth in invoices delivered to the Company prior to the date hereof, in the estimated amount of $100,000 (the "Fee Amount"). The Fee Amount includes an estimate of attorneys' fees incurred. Promptly after the execution hereof, Purchasers shall provide the Company with a reconciliation of the Fee Amount paid and the actual Fee Amount. Purchasers shall refund to the Company the amount, if any, that the estimated Fee Amount paid exceeded the actual Fee Amount. The Company shall pay to Purchaser the amount, if any, that the estimated Fee Amount paid was less than the actual Fee Amount.

                (g) SVB Amendment. An executed copy of the SVB Amendment in form and substance satisfactory to the Required Holders, together with confirmation from SVB satisfactory to the Purchasers that all conditions to the effectiveness of the SVB Amendment have been satisfied.

                (h) Intercreditor Agreement, Pledge Agreement and Deed of Trust. A Collateral Agency and Intercreditor Agreement in the form of EXHIBIT D executed by the Company and SVB, a Pledge Agreement in the form of EXHIBIT E executed by the Company and SVB and a Deed of Trust in the form of EXHIBIT F executed by the Company.

                (i) Officers' Certificate. An Officers' Certificate from the Company dated the Effective Date in the form of EXHIBIT G certifying as to certain corporate matters and the continued accuracy of the representations of the Company in Section 4 hereof.

                (j) Secretary's Certificate. A Secretary's Certificate from the Company dated the Effective Date in the form of EXHIBIT H certifying as to certain corporate matters.

                (k) Collateral Deliveries. All deliveries from the Company required by paragraph 5Q(i) of the Note Agreement as amended hereby and the Intercreditor Agreement.

         6. NO OTHER WAIVERS. Except as expressly set forth herein or as previously amended, the Note Agreement shall continue in full force and effect without alteration or amendment and except as expressly set forth herein no other waiver of any Default or Event of Default is hereby granted.

         7. GOVERNING LAW. THIS AGREEMENT IS TO BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ANY LAWS OR RULES RELATING TO CONFLICTS OF LAWS THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK).

         8. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

         This Agreement is executed under seal.

                                       SAFEGUARD HEALTH ENTERPRISES, INC.

                                       By: /s/
                                           ---------------------------------
                                           Title:

                                       By: /s/
                                           ---------------------------------
                                           Title:

                                       Purchasers:

                                       JOHN HANCOCK MUTUAL LIFE
                                       INSURANCE COMPANY

                                       By: /s/
                                           ---------------------------------
                                           Name:
                                           Title:

                                       JOHN HANCOCK VARIABLE LIFE
                                       INSURANCE COMPANY

                                       By: /s/
                                           ---------------------------------
                                           Name:
                                           Title:

                                       INVESTORS PARTNER LIFE INSURANCE
                                       COMPANY (f/k/a John Hancock Life
                                       Insurance Company of America)

                                       By: /s/
                                           ---------------------------------
                                           Name:
                                           Title:

                                       Mellon Bank, N.A., solely in its
                                       capacity as Trustee for BellAtlantic
                                       Master Trust (f/k/a Nynex Master
                                       Pension Trust), (as directed by John
                                       Hancock Mutual Life Insurance
                                       Company), and not in its individual
                                       capacity


                                       By: /s/
                                           ---------------------------------
                                           Name:
                                           Title: